EXHIBIT 10.28
CORNING INCORPORATED

SUPPLEMENTAL INVESTMENT PLAN

Amendment No. 1 to January 1, 2024 Restatement

Corning Incorporated (the “Company”) hereby amends the Corning Incorporated Supplemental Investment Plan as follows, effective January 1, 2026.

1.Section 1.7 is revised to read as follows:

1.7    “Compensation” means the sum of an Eligible Employee’s base salary and bonuses (before salary reduction, if any, under the Company’s Management Deferral Plan, Supplemental Investment Plan, Investment Plan or any other Code Section 125, 132(f) or 401(k) employee benefit plan) without regard to the limitation prescribed in Code Section 401(a)(17). As used in this Plan, base salary, means the base pay to an Eligible Employee by the Company for personal services actually rendered, Division Cash Awards, Individual Outstanding Contributor Awards and certain other eligible cash bonuses; bonus means cash payments of GoalSharing awards, Performance Incentive Plan awards, and Annual Variable Incentive Plan awards. Excluded as eligible forms of compensation under this Plan are any Company contributions paid under this Plan or any other employee benefit or deferred compensation plan, awards under the Company’s Incentive Stock Plan, non-cash bonuses, commission-based compensation, awards under the Corporate Performance Plan, the value of stock purchase contracts, dividends or dividend equivalents thereon, reimbursed expenses, overseas allowances, cost-of-living allowances, death benefits, severance pay, signing bonuses, Performance Excellence Plan bonuses, special achievement bonuses and other unusual payments determined by the Committee in a non-discriminatory manner. The Committee in its sole discretion may add to the items of includable compensation other compensatory payments or benefits earned by an Eligible Employee.
2.Section 1.12 is revised to read as follows:

1.12    “Participating Company” means the Company and any related entity that meets the definition of “Participating Employer” in the Investment Plan and which is approved as a Participating Company under this Plan.
3.Section 3.1 is revised to read as follows:

3.1    (a)    Eligibility. An employee shall be an Eligible Employee and be entitled to participate in this Plan during any Plan Year that (i) such employee is on the Participating Company payroll for the Plan Year; and (ii) such employee belongs to a select group of management or highly-compensated employees as provided for in Title I of ERISA that the Committee has designated as being eligible to participate in the Plan.

An employee who is eligible to participate in this Plan in a Plan Year shall not continue to be eligible to participate in the Plan in any subsequent Plan Year unless the employee satisfies the foregoing eligibility criteria in such subsequent Plan Year.
(b)    Participation. An Eligible Employee shall commence participating in the Plan consistent with the Eligible Employee’s election pursuant to Section 4.3; provided that an Eligible Employee’s base salary deferrals and bonus deferrals into the Plan shall not commence until the Eligible Employee’s elected contributions under the Investment Plan for a Plan Year are suspended because the Eligible Employee has contributed the maximum contribution to the Investment Plan under Code Sections 402(g) and 414(v); provided, however, that participation with respect to bonus earned in 2025 (to be paid in 2026) shall be governed by the terms of the Plan in effect immediately before the adoption of this amendment.
4.Article Four is revised to read as follows:
ARTICLE FOUR
Deferrals and Allocations

4.1    Employee Deferrals. An Eligible Employee may contribute to this Plan in a Plan Year any amount of his or her Compensation during the Plan Year (not to exceed the maximum percentage of compensation permitted under the Investment Plan for employee contributions), in the amount set forth on the Eligible Employee’s deferral election(s). Base salary deferrals to this Plan shall be made in the amount set forth on the Eligible Employee’s deferral election specific to base pay, and shall commence after the Eligible Employee is unable to make contributions to the Investment Plan due to the application of the Code’s limitations on contributions described in Section 3.1(b). Bonus deferrals to this Plan shall be made in the amount set forth on the Eligible Employee’s deferral election specific to bonuses, and, effective for bonus earned on or after January 1, 2026, shall commence after the Eligible Employee is unable to make contributions to the Investment Plan due to the application of the Code’s limitation on contributions described in Section 3.1(b). All Eligible Employee deferrals shall be pre-tax and shall be made by salary reduction in accordance with the deferral election rules of Section 4.3. References in this Plan to an employee’s contributions under the Investment Plan shall include both pre-tax deferrals and Roth contributions, as well as pre-tax and Roth catch-up contributions, made under the Investment Plan.
4.2    Company Allocations.
(a)    Matching Allocations.
(i)    Base Salary. If any portion of an Eligible Employee’s base salary deferrals under Section 4.1 for a payroll period consists of amounts that would have been matched by the Company under the Investment Plan, the Company will credit matching allocations to the Eligible Employee under this Plan at the same level and under the same terms as specified in the Investment Plan (but ignoring Code limitations on contributions and compensation and treating the Eligible Employee’s base salary deferrals into this Plan as Compensation to be taken into account for purposes of calculating such matching allocations to the extent that such base salary deferrals were not taken into account for purposes of calculating matching contributions to the Eligible Employee under the Investment Plan). Any Investment Plan limitation on matching contributions that is not attributable to Code limitations (e.g., the Investment Plan’s cap on the maximum Company match) shall apply to allocations credited under this Plan and under the Investment Plan in the aggregate.
(ii)    Bonus (earned during 2025). If an Eligible Employee has bonus deferrals under Section 4.1 for a bonus earned during the 2025 Plan Year, the Company will credit matching allocations to the Eligible Employee under this Plan for such Plan Year with respect to such bonus deferrals at the same level and under the same terms as specified in the Investment Plan (but ignoring Code limitations on contributions and compensation and treating the Eligible Employee’s bonus compensation (both paid and deferred) as compensation to be taken into account for purposes of calculating such matching allocations).
(iii)    Bonus (earned after 2025). Effective for bonus earned on or after January 1, 2026, if any portion of an Eligible Employee’s bonus deferrals under Section 4.1 for a bonus pay date consists of amounts that would have been matched by the Company under the Investment Plan, the Company will credit matching allocations to the Eligible Employee under this Plan at the same level and under the same terms as specified in the Investment Plan (but ignoring Code limitations on contributions and compensation and treating the Eligible Employee’s bonus deferrals into this Plan as Compensation to be taken into account for purposes of calculating such matching allocations to the extent that such bonus deferrals were not taken into account for purposes of calculating matching contributions to the Eligible Employee under the Investment Plan). Any Investment Plan limitation on matching contributions that is not attributable to Code limitations (e.g., the Investment Plan’s cap on the maximum Company match) shall apply to allocations credited under this Plan and under the Investment Plan in the aggregate.
(iv)    Maximum Match. An Eligible Employee will not be credited with a maximum match unless he or she contributes at least the required percent of earnings from both components of income (i.e., base salary and bonus).
(b)    Previous Allocations for Long-Service Employees. Before January 1, 2026, the Company allocated nonelective contributions under this Plan to certain long-service employees. No such allocations shall be made with respect to any Compensation paid after December 31, 2025.
4.3    Deferral Election for Eligible Employee Deferrals. An Eligible Employee may defer Compensation under this Plan only by making an election with the Company before the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Compensation are performed. For example, an election to defer base salary earned in 2026 must be made on or before December 31, 2025. Likewise, an election to defer an annual bonus that is earned for services rendered in 2026 but is paid in 2027 must be made on or before December 31, 2025.

Such elections shall include: (a) the amount to be deferred; and (b) for the Eligible Employee’s initial election to contribute to the Plan, the form of payment for receiving his or her retirement benefits. The terms of such elections shall be irrevocable except that a new election form may be filed with respect to future deferrals for subsequent Plan Years. However, the form of payment elected by an Eligible Employer in his or her first deferral election shall govern all subsequent deferrals.
An Eligible Employee shall make separate elections with respect to deferrals of base salary and deferrals of bonuses. An Eligible Employee’s elections for base salary and bonuses shall continue in effect for subsequent Plan Years until the Eligible Employee makes a new election. Any new election shall become effective for Compensation earned for services provided in the Plan Year following the year when the new election is made. Generally, references to “base salary” means Compensation other than Compensation earned for services provided (in whole or part) in one year and paid out in a subsequent year (e.g., annual bonuses), and references to bonuses means Compensation that is designated as a Performance Incentive Plan (PIP) bonus, a GoalSharing bonus, or an Annual Variable Incentive Plan bonus or is otherwise designated by the Committee as a bonus that eligible for deferral into this Plan.
Actual deferrals of base salary or bonus, as applicable, into this Plan shall not commence until the Eligible Employee is unable to make contributions to the Investment Plan due to the application of the Code’s limitations on contributions described in Section 3.1(b). By making a base salary deferral election into this Plan for a Plan Year, the Eligible Employee agrees that his or her contribution election under the Investment Plan shall be irrevocable for the Plan Year. By making a bonus deferral election into this Plan for bonus earned in a Plan Year and payable in a subsequent Plan Year, an Eligible Employee agrees that the percentage of his or her bonus contribution election under the Investment Plan for the Plan Year in which such bonus is payable shall be irrevocably set at the same percentage as the Eligible Employee’s bonus deferral election under this Plan, and further agrees that he or she may not make a bonus contribution election solely under the Investment Plan for any other Plan Year in which such Eligible Employee has another bonus deferral election under this Plan for bonus payable in that Plan Year or to the extent required by the election administration system for the Plan and the Investment Plan.
4.4    Committee Adjustments. Notwithstanding the foregoing, for purposes of calculating a particular Eligible Employee’s benefit under the Plan, the Committee, in its sole discretion, may adjust an Eligible Employee’s Compensation, vesting service or other factor used in calculating the Eligible Employee’s benefit in any manner the Committee deems appropriate, provided such adjustment is memorialized in writing. The Committee may make such adjustment solely for a specified Eligible Employee or group of Eligible Employees and without regard to how other Eligible Employees are treated. Notwithstanding the foregoing, no adjustment may be made under this Section if it would violate Section 409A.

5.Section 5.1 is revised to read as follows:
5.1    Investment of Deferred Amounts. It shall be the objective of the Committee to establish the same or similar investment options under this Plan as are available from time to time under the Investment Plan. These options may be in the form of: (1) hypothetical accounts whose performance shall track the returns of the comparable Investment Plan options; (2) actual funds held by the Company; or (3) actual funds held by a Company appointed Trustee of a rabbi trust. In any event, amounts allocated to an Eligible Employee’s accounts shall be subject to the investment direction of such Eligible Employee as designated under the Plan.
Notwithstanding the objective of establishing the same or similar investment options under this Plan as exist in the Investment Plan, the Committee may in its sole discretion establish independent rules under this Plan concerning the investment of Eligible Employee deferrals in the Company Stock Fund, e.g., by prohibiting such investments altogether, by prohibiting persons subject to Section 16(b)’s short-swing profits rules from making such investments or by otherwise regulating the terms of investing in the Company Stock Fund.
Effective July 1, 2009, the Company Stock Fund is frozen and no future Eligible Employee deferrals or transfers are permitted into the Company Stock Fund. Distributions or transfers out of the Company Stock Fund are permitted pursuant to the terms of the Plan.
The Company shall have the ultimate obligation to pay out all deferred amounts adjusted for earnings/losses thereon in accordance with the terms of this Plan. In order to meet its obligations under this Plan, the Company may appoint a Trustee and direct such Trustee to establish a single investment account or individual investment accounts. The Trustee shall be empowered to invest such accounts and any earnings thereon in such investments (not to include securities of the Trustee) as may be designated by the Committee. In the event a Trustee is appointed to establish investment accounts, the Committee shall be responsible for directing how the accounts are to be invested, taking into account Eligible Employee preferences. If no Trustee is appointed, the Committee shall establish bookkeeping accounts and credit earnings to such accounts in accordance with such Investment Plan benchmarks as may be established from time to time.
6.Section 6.1 is revised to read as follows:
6.1    Vesting. An Eligible Employee’s deferrals under Section 4.1, the Company’s previous allocations for long-service Eligible Employees under Section 4.2(b) and the earnings on all such deferrals and allocations are 100 percent vested at all times. The Company’s matching allocations under Section 4.2(a) and earnings thereon shall become vested in accordance with the terms and conditions in effect from time to time for the vesting of Company matching contributions under the Investment Plan.

7.Subsection 6.2(b) is revised by inserting the following paragraph after the first paragraph of that subsection:
Effective for Eligible Employees who die on or after January 1, 2026, if an Eligible Employee has designated his or her spouse as his or her beneficiary under this Plan, that designation shall automatically become null and void in the event of the Eligible Employee’s divorce, without prejudice, however, to any rights the former spouse may be granted pursuant to a domestic relations order. In the event that a beneficiary designation is voided hereunder, the benefit under this Plan shall be paid as if the former spouse had pre-deceased the Eligible Employee. An Eligible Employee who wishes the former spouse to be his or her beneficiary may file a new beneficiary designation form naming the former spouse after the date of divorce. Notwithstanding the foregoing, neither the Plan, the Company, nor any other person will be liable for payment made to a named beneficiary prior to the date that the Plan’s recordkeeper is notified that such person is a divorced spouse.
8.Section 7.2 is revised to read as follows:
7.2    Establishment of Accounts. The Committee shall establish and maintain individual accounts for each Eligible Employee, which accounts shall record all activities with respect to the accounts, including deferrals, allocations, adjustments for earnings (and losses), and withdrawals. The Committee shall determine the benefits due each Eligible Employee from this Plan and shall direct them to be paid by the Company, a Participating Company or the Trustee accordingly.
9.Section 7.5 is revised to read as follows:
7.5    Claims Procedures.
(a)    Claim for Benefits. The Committee, or its authorized delegate, shall maintain a procedure under which an Employee or his or her beneficiary (or an authorized representative acting on behalf of an Employee or his or her beneficiary) may assert a claim for benefits under the Plan. Any such claim shall be submitted to the Committee in writing. The Committee will generally notify the claimant of its decision within 90 days after it receives the claim. However, if the Committee determines that special circumstances require an extension of time to decide the claim, it may obtain an additional 90 days to decide the claim. Before obtaining this extension, the Committee will notify the claimant, in writing and before the end of the initial 90-day period, of the special circumstances requiring the extension and the date by which the Committee expects to render a decision.
(b)    Claims Review Procedure. If the claimant’s claim is denied in whole or in part, the Committee will provide the claimant, within the period described in Section 7.5(a), with a written or electronic notice which explains the reason or reasons for the decision, includes specific references to Plan provisions upon which the decision is based, provides a description of any additional material or information which might be helpful to decide the claim (including an explanation of why that information may be necessary), and describes the appeals procedures and applicable filing deadlines.

If a claimant disagrees with the decision reached by the Committee, the claimant may submit a written appeal requesting a review of the decision. The claimant’s written appeal must be submitted within 60 days of receiving the initial adverse decision. The claimant’s written appeal should clearly state the reason or reasons why the claimant disagrees with the Committee’s decision. The claimant may submit written comments, documents, records and other information relating to the claim even if such information was not submitted in connection with the initial claim for benefits. Additionally, the claimant, upon request and free of charge, may have reasonable access and copies of all documents, records and other information relevant to the claim.
The Committee will generally decide a claimant’s appeal within 60 days after receipt of the appeal. If special circumstances require an extension of time for reviewing the claim, the claimant will be notified in writing. The notice will be provided prior to the commencement of the extension, describe the special circumstances requiring the extension and set forth the date the Committee will decide the appeal. Such date will not be later than 120 days from the date the Committee receives the appeal. In the case of an adverse decision, the notice will explain the reason or reasons for the decision, include specific references to Plan provisions upon which the decision is based, and indicate that the claimant is entitled to, upon request and free of charge, reasonable access to and copies of documents, records, and other information relevant to the claim.
A claimant may not commence a judicial proceeding against any person, including the Plan, the Plan administrator, a Participating Company, or any other person, with respect to a claim for benefits without first exhausting the claims procedures set forth in this Section. A claimant who has exhausted these procedures and is dissatisfied with the decision on appeal of a denied claim may bring an action in an appropriate court to review the Committee’s decision on appeal, but no action may be commenced against the Company, a Participating Company, the Plan administrator, or any other Plan party after the earliest to occur of the following dates: the date that is the first anniversary of the date of the final denial of the appeal, or the date that is 1 year from the date a cause of action accrued, provided that a claim timely filed within 1 year from the date it originally accrued and timely appealed in the event of denial shall always be subject to the 90-day period measured from the denial of the appeal. For purposes of this Section, a cause of action is considered to have accrued when the person bringing the legal action knew, or in the exercise of reasonable diligence should have known, that the Company, a Participating Company, the Plan administrator, or any other Plan party has clearly repudiated the claim or legal position which is the subject of the action, regardless of whether such person has filed a claim in accordance with the provisions of this Section.
Subject to the Plan’s administrative review processes, all controversies, disputes, and claims arising hereunder shall be submitted to the United States District Court for the Western District of New York.
(c)    Burden of Proof. Notwithstanding anything herein to the contrary, to the extent a person asserts entitlement to benefits based upon facts not contained in the Plan’s records, such individual shall be required to provide satisfactory affirmative evidence of such facts. For avoidance of doubt, if an individual claims entitlement to benefits based upon Compensation or service that are not reflected in the Plan’s records, such individual must provide satisfactory affirmative evidence of such Compensation or service. The Committee shall have the sole and exclusive discretion to determine whether the above-referenced affirmative evidence is satisfactory.
10.Section 9.3 is revised to read as follows:
9.3    Domestic Relations Orders. Notwithstanding the foregoing, all or a portion of an Employee’s account under the Plan may be paid to another person as specified in a domestic relations order that the Committee, or its delegate, determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which:
(i)is issued pursuant to a State’s domestic relations law;
(ii)relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;
(iii)creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant (an “Alternate Payee”) to receive all or a portion of the Participant’s benefits under the Plan;
(iv)requires payment of an Employee’s benefit to an Alternate Payee in a form that maintains value equivalence; and
(v)meets such other requirements, terms, and conditions established by the Committee, or its delegate.
The Committee, or its delegate, shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Committee, or its delegate, may consider the rules applicable to “domestic relations orders” under Code Section 414(p) and ERISA Section 206(d), and such other rules and procedures as it deems relevant.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment on its behalf this 16th day of December, 2025.

CORNING INCORPORATED

By:        /s/ John P. MacMahon__________
Print Name:    John P. MacMahon
Print Title:    Senior Vice President – Global Compensation and Benefits